EXHIBIT 10.7b

March 5, 2024

Dear Justin:
This letter agreement confirms the terms of the agreement OPENLANE, Inc. (“OPENLANE”) and Justin Davis (“you”) have reached with respect to consulting services to assist OPENLANE in the transition of the President of BacklotCars role through June 30, 2024.
As we discussed, you will consult with respect to transitional matters from time to time as reasonably requested by OPENLANE. In consideration of the transition support, OPENLANE will pay you $240,000 plus an amount equal to the cost of twelve months of COBRA premiums. You will be responsible for the reporting and payment of all taxes arising out of your receipt of the payments described above.
Please indicate your agreement with the above terms by signing below.

Sincerely,

/s/ PETER KELLY
Peter Kelly
Chief Executive Officer
OPENLANE, Inc.

Accepted and agreed,

/s/ JUSTIN DAVIS
Justin T. Davis